EXHIBIT 10.47

MANAGEMENT AGREEMENT

November 18, 2004

Board of Directors

of Power Efficiency Corporation

3900 Paradise Road, Suite 283

Las Vegas, NV 89109

Dear Sirs:

This letter is to establish the management agreement (the “Agreement”) between Power Efficiency Corporation (“PEC”) and Northwest Power Management, Inc. (“NPM”). NPM is a company wholly owned by me that currently leases the office space at 3900 Paradise, Suite 283 in Las Vegas, Nevada and pays for all insurance, telephones, internet access and all other administrative costs associated with the office. NPM also currently employs and pays all the salaries and benefits for BJ Lackland, Brooke Rawlings, and me. As you know, I am currently acting as PEC’s CEO, BJ is acting as PEC’s interim CFO, and Brooke is spending a large percentage of her time doing bookkeeping and administrative work for PEC.

Since BJ and I were appointed PEC’s CFO and CEO, respectively, over two months ago, Brooke, BJ and I have spent almost all of our business efforts on PEC. I expect this to remain the case for the foreseeable future.

I therefore propose that PEC pay 80% of the basic administrative costs associated with NPM’s office and administrator, Brooke Rawlings. I also propose that PEC reimburse NPM $5,000 per month for each of BJ’s and my salaries. This is the same amount PEC is paying monthly for all of its executives. As itemized on the attached budget, 80% of the administrative costs plus $5,000 per month for each of BJ and me totals approximately $20,000 per month. I therefore propose PEC pay NPM $20,000 each month, plus the reimbursement of any reasonable direct expenses, such as travel and entertainment on behalf of PEC. The payment would be due at the end of each month, starting with November 2004.

This Agreement shall be cancelable upon 30 days written notice by either PEC or NPM. Since BJ and I both serve as officers and directors of PEC, and together currently comprise 33% of the board, written notice from PEC shall mean a letter notice of cancellation signed by no less than 50% of PEC’s directors. Notice of cancellation from NPM shall be a letter from me to PEC’s board of directors. Furthermore, the amount of the payment to NPM from PEC should be reviewed and adjusted when any of the following events occur:

•                  PEC raises the salaries of any of its senior executives, or

•                  NPM personnel cease fulfilling administrative, bookkeeping, CFO, or CEO functions for PEC

If you agree with the terms of this letter, please sign in the space provided below. By signing, you acknowledge that you understand and accept that this is a material contract between two related parties because of the following relationships between the companies and individuals involved in and surrounding this Agreement:

•                  NPM is a corporation wholly owned by me

•                  BJ and I are officers and directors of PEC and together currently comprise two of PEC’s six directors. However, BJ and I will abstain from voting at board meetings on any matters related to this Agreement.

•                  Summit Energy Ventures LLC (“Summit”) currently owns approximately 35% of the outstanding stock of PEC and is therefore an affiliate of PEC

•                  I own over 50% of Summit and have effective voting control over 100% the PEC shares that Summit owns

This agreement will take effect only upon approval of a majority of the directors present at the PEC board meeting planned for Thursday, November 18, 2004, and the signing of this Agreement by all of the PEC directors except BJ and me.

Regards,

/s/ Steven Strasser

Steven Strasser
President, NPM

Agreed and accepted by:

/s/ Nick Anderson	/s/ Raymond Skiptunis
Nicholas Anderson	Raymond Skiptunis

/s/ Len Bellezza	/s/ Richard Pulford
Leonard Bellezza	Richard Pulford